Exhibit 11

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Comtex Scientific Corporation
Earnings Per Share Computation



                                                Three Months Ended               Six Months Ended
                                                    December 31,                    December 31,

                                      1997            1996            1997            1996
                                  -----------     -----------     -----------     -----------
Net Income                         $   14,689      $   11,929      $   18,357       $  40,862

Basic Earnings per Share:
     Weighted average shares
           outstanding              7,858,428       7,858,417       7,858,422       7,858,417

     Net Income per Common Share        $0.00           $0.00           $0.00           $0.01


Diluted Earnings per Share:
     Weighted average shares
           outstanding              7,858,428       7,858,417       7,858,422       7,858,417
     CSE - Stock Options            2,204,394            -          2,074,104           -
                                  -----------     -----------     -----------     -----------
                                   10,062,822       7,858,417       9,932,526       7,858,417


     Net Income per Common Share        $ .00           $ .00           $ .00           $ .01

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